Exhibit 99.2

PLYMOUTH INDUSTRIAL REIT

SECOND QUARTER 2017 CONFERENCE CALL

AUGUST 14, 2017

10am ET

Tripp Sullivan:

Thank you. Good morning. Welcome to the Plymouth Industrial REIT conference call to review the Company's results for the second quarter of 2017. On the call today will be Jeff Witherell, Chairman and Chief Executive Officer, Pen White President and Chief Investment Officer and Dan Wright, Executive Vice President and Chief Financial Officer.

Our results were released earlier this morning in our earnings press release which can be found on the investor relations section of our website.

A replay of this call will be available shortly after the conclusion of the call through August 21, 2017. The numbers to access the replay are provided in the earnings press release. For those who listen to the replay of this call, we remind you that the remarks made herein are as of today, August 14, 2017, and will not be updated subsequent to this call.

During this call, certain comments and statements we make may be deemed forward-looking statements within the meaning prescribed by the securities laws, including statements related to the future performance of our portfolio, our pipeline of potential acquisitions and other investments, future dividends and financing activities.

All forward-looking statements represent Plymouth’s judgment as of the date of this conference call and are subject to risks and uncertainties that can cause actual results to differ materially from our current expectations. Investors are urged to carefully review various disclosures made by the Company including the risks and other information disclosed in the Company’s filings with the SEC.

We also will discuss certain non-GAAP measures, including but not limited to FFO, AFFO and Adjusted EBITDA. Definitions of these non-GAAP measures and reconciliations to the most comparable GAAP measures are included in our filings with the SEC.

I'll now turn the call over to Jeff Witherell. Please go ahead.

Jeff Witherell:

Thanks Tripp. Good morning everyone.

As this is our first earnings call since completing the IPO in mid-June, I would like to welcome all of our new shareholders and analysts. In addition to Pen and Dan, Jim Connolly, who heads up our asset management and Anne Hayward, our general counsel, are here with us.

We have worked hard to get to this point, and we’re excited about the opportunities ahead of us. With roughly two weeks between our IPO and the end of the quarter, we’ll focus much of our time this morning on outlining the growth we are anticipating, the execution to date on our acquisition strategy, the performance of our portfolio and some general comments on the state of the industry. Dan Wright will come on at the end to provide some color on our financials and how you can think about annualizing the impact from our acquisitions and the changes to our capital structure.

I think as you’ve seen during earnings this quarter that industrial REITs in general continue to benefit from strong demand for in-fill locations, the warehousing of America and the impact from e-commerce – particularly on last-mile locations/markets. This has shown up in leasing results and higher occupancy across the market and our portfolio is no different.

We ended the quarter with 22 industrial buildings totaling 4.0 million square feet that was 98.4% occupied. With 1.6 million square feet of new properties either closed or expect to close shortly, we’re growing very quickly. These new additions have strong existing tenancy as well as opportunities to put our asset management and leasing teams to work.

We’re confident of what we can achieve in driving rent growth and NOI…not to mention what we can deliver in terms of acquisitions. As you will tell from our 10Q, during 2016 and the first half of this year, we signed renewals and new leases totaling 440,000 square feet; more than covering the square footage expiring during that time. With our renewals, we achieved an average increase of 6% over the expiring rent. With a couple of new leases we signed for a total of 44,000 square feet at an average increase of 83%, we experienced a 12% average increase across the portfolio.

With such little vacancy currently in the portfolio, we’re comfortable taking on some leasing opportunities with our new acquisitions such as the Airport Business Park in Memphis. We also underwrite new opportunities that enable us to roll up expiring leases to market.

We were very active during the second quarter sourcing new investment opportunities, and we’ve seen that pace continue since the end of the quarter. We’ve closed on or signed definitive agreements to acquire 17 buildings for total consideration of just over $54 million in four separate transactions. That’s quite a pace. I’m proud of our team for stepping up so quickly to get these to various stages of closing. They are great additions to the portfolio and I think they will provide further tenant and geographic diversification.

Looking ahead, we have no shortage of growth opportunities – both with internal growth from same-store NOI driven by strong rent increases and occupancy, and external growth from a very active acquisition pipeline. Our primary limitation at this point is additional capital. To help address that issue, we have two late breaking items that we would like to share. We announced this morning that we closed on a new $35 million credit facility with KeyBank that can be expanded up to $75 million. We also announced this morning the closing of the Shadeland acquisition, which was our first UPREIT transaction. By utilizing UPREITS, we can also extend our balance sheet quite a bit on accretive terms.

Pen, why don’t you walk us through some acquisition activity and the pipeline…

Pen White

Good morning. We’ve done pretty much what we said we would do on our IPO roadshow. We’ve focused on diverse industrial properties in markets with strong demand dynamics and tight supply. Our initial acquisitions include a mix of one-off assets, small portfolios and business parks in markets that are well-known distribution and e-commerce hubs. We’ve acquired these properties at initial yields ranging from 8.2% to 10.5% or roughly a weighted average initial yield of approximately 9.0%. We added a total of 1.6 million square feet as Jeff mentioned to our initial portfolio, which is a roughly 40% increase.

Our first acquisition in late July was a 6-building portfolio of class A and B properties in South Bend, Indiana for $26 million. What we like about this portfolio is that the tenant – Corporate Services – is highly correlated to e-commerce and online ordering systems and part of a much larger organization that’s been around for over 60 years. CSI has grown and invested significantly into this campus and fully occupies it. CSI has reinforced what we’ve heard from other tenants in South Bend that they love being in this market and being able to service the Chicago region without having to be physically located in Chicago or Illinois for that matter.

Another transaction worth noting, just last Friday, as Jeff mentioned we closed on the acquisition of two class B industrial properties in Indianapolis that utilized our UPREIT structure along with borrowings on our credit facility for total consideration of $16.9 million. Indianapolis is one of the top industrial markets in the country, and this East sub-market is in high demand with a vacancy rate of only 4%. Shadeland Business Park is well-located to two major interstates and is 94% leased to five tenants with almost 5 years of weighted average lease term remaining.

Also of note, we put the 8-building Airport Business Park in Memphis and a warehouse in Columbus, Ohio under definitive agreement in late July totaling $11.5 million combined. We would expect these acquisitions to close in the next week or two now that our credit facility is in place. The business park in Memphis is located near FedEx’s Global Superhub, UPS’s second largest U.S. facility and Burlington Northern’s major intermodal yard. The initial yield was underwritten based solely on the current occupancy of 50%. By leveraging this excellent location, a proactive leasing approach and our basis in the property, we expect to drive up occupancy over the next 12 months and increase our returns.

As many of you know, we like Columbus a lot and were pleased to add to our presence in this market with this 100% leased warehouse in the Southeast submarket – Columbus’ top performing market. We have two great tenants there who have less than 4 years of lease term remaining and their rents are below current market. We also have the ability to get creative with the extra acreage on site with either outside storage or possible expansion space.

Our pipeline is constantly evolving, but it looks a lot like these recent acquisitions and our initial portfolio. We expect to expand into similar high growth, select primary and secondary markets using the liquidity on our balance sheet and credit facility as well as UPREIT transactions. The pipeline is roughly $370 million in size with a mix of one-off acquisitions and smaller portfolios. We’re still targeting yields in the range of 7.5% to 9.5%, and we’re paying particular attention to opportunities where we can use our expertise in leasing and asset management to drive rent growth. We are on the road quite a bit these days, and we’re seeing a lot of motivated sellers out there who find our ability to use UPREIT structures as an attractive alternative or to complement all-cash transactions.

At this point, I’ll turn it over to Dan to discuss our financial results…

Dan Wright:

Thank you, Pen.

Our second quarter results were consistent with what we anticipated in our S-11, and the activity since the closing of our IPO has set us up well to deliver even better results over the second half of the year and going into 2018.

I would like to remind everyone that both our current and prior period results are not yet meaningful because of the effects of our mid-June IPO, the resulting changes to our capital structure, and the lag effect of our recent acquisitions that will begin to show up in the third quarter results. We would expect the full impact of this activity to be reflected in our fourth quarter results. Rather than read through the earnings release, I’m going to confine my comments this morning to the second quarter and how you can best pro forma our financials going forward. The Form 10-Q we are filing today will also provide more details to supplement this discussion.

As we look at the actual second quarter results, I would note that:

•	Our net loss of $1.26 per weighted average share was of course heavily influenced by interest expense, elevated general and administrative costs related to the IPO and related transactions that were non offering costs and the weighted average share count further reflected only a partial month of issued and outstanding shares.

•	NOI was up slightly to $3.5 million as the revenue increase from higher rental rates achieved on renewal and new leasing activity along with scheduled rent increases.

•	EBITDA was down slightly to $2.2 million primarily as a result of the higher professional services expenses related to the IPO and related transactions referred to previously as part of the G&A.

•	FFO and AFFO – which again isn’t meaningful for this quarter – was a negative $0.6 million but a significant improvement from last year due to the reduction in interest expense

We completed the IPO on June 14 and issued an aggregate 2.9 million shares of common stock. We then issued another 160,000 shares on July 12 as part of the underwriters’ exercise of their overallotment option. This results in an expected weighted average outstanding shares of approximately 3.8 million shares for the third quarter. That would include the 263,000 shares issued to Torchlight in a private placement concurrent with the IPO. When we fully account for the diluted share count that will increase with the issuance of the OP units in the Shadeland transaction, our weighted average count on a diluted basis would be approximately 4.2 million shares going forward.

With the net proceeds from the IPO received, we used $20 million to redeem Torchlight’s non-controlling interest, which left us with $34 million to deploy into new acquisitions and for working capital. As Jeff described earlier we wasted no time in putting that capital to work. As of today, we have utilized approximately $28 million of those proceeds on acquisitions and working capital needs.

With our announcement earlier this morning, we have supplemented that capital base with the $35 million KeyBank credit facility with attractive pricing and the ability to expand that facility up to $75 million. We currently have $8.8 million outstanding on the line of credit and will have greater access to it as we add in more properties to the borrowing base.

The credit facility also provides a considerable amount of flexibility in our capital structure. In addition to the revolver, we have a $120 million loan with AIG and a $30 million mezzanine loan with Torchlight that both mature in October 2023. Our debt metrics are currently a bit higher than we would expect on a normalized basis due to recently completing our IPO and the fact that our quarterly results won’t start reflecting the benefit from deploying our capital into accretive transactions until late in the third quarter and fourth quarter. However, we would expect that improved financial performance to be recognized as we move forward through the back half of the year and ultimately drive down our leverage.

In the interim, we are pursuing creative financing structures such as joint ventures and the use of UPREIT transactions to grow the portfolio and our cash flows. The Shadeland transaction that closed Friday is great example of using those OP units to work with motivated sellers. We are having similar conversations with other opportunities in our pipeline.

Before I close, I think it’s beneficial to look ahead at what impact we can expect to see of both normalized results post-IPO in several line items on our P&L and the benefit from the recent acquisitions. While we are not providing guidance at this time, I believe the following color should help in modeling of future results:

•	The 4 acquisitions completed or about to be completed since the IPO should add approximately $5.1 million of annualized revenues. These acquisitions were acquired at a weighted average initial cash yield of approximately 9%. Again, we should see a full impact of that additional revenue plus reimbursements in the fourth quarter and phasing in during the last month of the third quarter. We should also continue to see higher revenues in the second half of the year as we benefit from subsequent acquisitions and the rent roll ups in leases we’ve seen through the first half of the year.

•	G&A expenses in the second quarter reflected quite a few one-time expenses related to the offering, but we will have ongoing public company expenses. Run rate for us on G&A would be in the range of $700,000 to $730,000 per quarter excluding certain non-cash expenses such as stock based compensation.

•	Depreciation and amortization will tick up due to the addition of the $54.4 million in acquisitions we’ve completed or are about to complete with a phase in during Q3 and then the full effect in Q4.

•	Acquisition expenses were fairly immaterial in the second quarter and related primarily to costs incurred for deals the Company decided not to pursue. Recent accounting pronouncements provide that certain real estate transactions may now be accounted for as acquisitions as opposed to business combinations with the primary result of that change being that acquisition expenses going forward will be capitalized as opposed to expensed.

•	With all of these puts and takes, we would expect a same-store NOI growth in the range of 2.1-2.4% in the second half of the year which would get closer to our longer term target of 4-5% growth.

•	After factoring in the acquisitions, we would expect to get close to a normalized FFO/AFFO quarterly run rate of $0.31 and $0.30 by year end – based solely on what we’ve completed to date.

Hopefully this commentary is beneficial for looking at our results on a more normalized basis. When we report Q3 results in November, we would expect to have a lot more visibility on the substantial positive impact on our results from our growth investments and provide even more clarity on what our 2018 results should look like.

Jeff, I’ll turn it back to you for closing remarks.

Jeff Witherell

Thanks, Dan. The growth we’re expecting over the next 12 months is pretty significant. The law of small numbers should work in our favor as the rent increases in the existing portfolio and the addition of $5.1 million in annualized revenue from new acquisitions starts to flow through our results. As I mentioned earlier, we have a sizable opportunity coming up at year end as we release the Pier 1 space in early 2018 but we are well positioned there with a great property and strong local demand. We look forward to reporting continued progress on our growth strategy and getting the most out of our portfolio with strong leasing results and proactive asset manager.

Thanks, everyone. Operator, we’re ready to take questions.